Exhibit 10.22

November 7, 2022

Jon R. Cohen MD 3 Lake Road North

Great Neck, New York 11020

Dear Jon,

Talkspace, Inc. (d.b.a. Talkspace) (the “Company”) is very pleased to offer you the position of Chief Executive Officer reporting to the Company's Board of Directors (the “Board”) with a start date of November 9, 2022 (your actual start date, the “Start Date”). This letter agreement (this “Agreement”), including the exhibits attached hereto, sets forth the terms and conditions of your employment with the Company.

1.
Position and Duties. You shall devote your full working time, attention and best efforts to fulfill your duties to the Company and to further the business and interests of the Company. In connection with your new position, you will resign from all other boards of directors on which you serve as of the Start Date; provided that you shall be entitled to serve on civic, charitable, educational, public interest or public service boards, and manage your personal and family investments, to the extent such activities do not materially interfere, individually or in the aggregate, with the performance of your duties and responsibilities to the Company.

2.
Salary. While you are employed by the Company, you will receive an annual salary of Six Hundred Thousand ($600,000) subject to tax and other withholdings as required by law, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures (your “Base Salary”). Your Base Salary will be subject to annual review by the Board or the Compensation Committee of the Board (the “Committee”) and may be increased from time to time in accordance with normal business practice or taking into account any other relevant factors, at the sole discretion of the Board or the Committee.

3.
Annual Bonus. While you are employed by the Company and starting for the Calendar year 2023, you will be eligible for an annual bonus under the Company’s annual incentive program (your “Annual Bonus”). Your target Annual Bonus will be equal to 100% of your Base Salary as in effect from time to time. Your Annual Bonus will be earned based on the achievement of both individual and Company goals as communicated to you by the Board or the Committee on an annual basis, and subject to the terms and conditions of the applicable program. For the 2023 calendar year, your annual bonus is guaranteed for at least the target Annual Bonus level of $600,000. You will have the opportunity to achieve up to a total of 150% of your target Annual Bonus based on achieving “maximum” level of achievement of the applicable performance goals as determined by the Board or the Committee for the applicable calendar year. Details on assessment, tracking, and eligibility is detailed in the Talkspace Handbook. In order to earn any Annual Bonus for a given calendar year, you must remain employed by the Company on the date such Annual Bonus is paid.

4.
Initial Grant. Subject to approval by the Board or its Committee and your continued employment through the applicable grant date, you will receive an initial grant under the Talkspace, Inc. 2021 Incentive Award Plan (the “Plan”) (the “Initial Grant”). The Initial Grant shall be granted in the form of 1,250,000 restricted stock units and 500,000 stock options, a portion of which will be intended to qualify as “incentive stock options”. 25% of the shares underlying the Initial Grant will vest on the first anniversary of your Start Date, and as to the remaining 75% of the shares underlying the Initial Grant, in substantially equal installments on each of the 12 quarterly anniversaries thereafter, subject to your continued employment with the Company on the applicable vesting dates. The grant date applicable to the Initial Grant will be the later of December 1, 2022 and the Start Date, subject in each case to any applicable trading blackout periods. The exercise price applicable to the stock options will be equal to the closing price of a share of the Company’s common stock on the grant date. The terms and conditions of the Initial Grant shall be set forth in one or more separate award agreement(s) in a form(s) prescribed by the Company, to be entered into by the Company and you. Except as otherwise specifically provided in this Agreement, the Initial Grant shall be governed in all respects by the terms of and conditions of the Plan and the applicable award agreement(s).

6.
Annual Compensation: Beginning in March 2023, the Compensation Committee and Board will determine your salary, target annual bonus level and long-term equity compensation utilizing peer data from our third party benchmarking company/independent compensation consultant, as well as your personal and the Company’s relative performance, and establish the appropriate total annual target compensation levels to be applicable for each calendar year during which you remain employed by the Company. In no case will your salary be decreased below your 2022 salary of Six Hundred Thousand Dollars ($600,000). As part of that compensation package you will be eligible to receive an annual equity-based award with a target aggregate grant date value as determined by the Board or the Committee, subject to your continued employment with the Company on the applicable grant date (the “Annual Equity Award”). The Board or the Committee shall determine in its sole discretion the grant timing, amount, form(s) and mix, and such other terms and conditions, applicable to any such Annual Equity Award. Each Annual Equity Grant will be subject to the Board’s good faith determination that there are sufficient shares available under the Plan to make such Annual Equity Award. Except as otherwise specifically provided in this Agreement, each Annual Equity Award shall be governed in all respects by the terms of and conditions of the Plan and the applicable award agreements. Currently, the Company awards annual equity compensation awards on March 1st of each calendar year. The Annual Equity Award for the 2023 performance cycle (the “2023 LTI Award”) shall be granted in the form of 1,000,000 restricted stock units and 400,000 stock options, and will be granted on the same date that the Initial Grant is made, however the 2023 LTI Award will not start vesting until March of 2024.

7.
Benefits; Expenses. During your employment, you will be entitled to the benefits generally made available to other senior executives of the Company as summarized in the Company's Benefits Overview. The Company reserves the right to adjust its benefits program from time to time as the Company sees fit. During your employment, you will be authorized to incur reasonable business expenses in carrying out your duties and responsibilities to the Company. You will be promptly reimbursed for all reasonable out-of-pocket business expenses incurred and paid by you in connection with your duties to the Company, subject to and in accordance with the Company’s expense reimbursement policy as in effect from time to time.

8.
Talkspace Office Location: Currently, the Company acts as a primarily remote company within the US geographic borders. As part of your employment duties, you will be expected to use the NYC office as your corporate base on an as needed basis, travel to and attend Board meetings, Senior Management meetings/offsites and investor/customer call meetings as may occur from time to time.

9.
Executive Severance Plan. Effective as of the Start Date, you shall be a Tier 1 participant in the Talkspace, Inc. Executive Severance Plan (the “Severance Plan”), a copy of which is attached hereto as Exhibit A. Notwithstanding anything in the Severance Plan to the contrary, in the event you experience a Qualifying Termination (other than a CIC Termination) following the first anniversary of the Start Date, you will vest in a number of restricted stock units and stock options underlying the Initial Grant that you would have otherwise vested in had you remained employed by the Company for the 12-month period immediately following your termination date, subject to your compliance with all other terms and conditions of the Severance Plan and this Agreement.

10.
Termination Prior to the Start Date. In the event that, prior to the State Date, the Board determines that you have engaged in any activity that would constitute "Cause" (as defined under the Severance Plan) or you otherwise engage in activity that could bring financial or reputational harm or damage to you or the Company, this Agreement shall be void ab initio, and the Company will have no obligations to you hereunder. In the event that your employment does not commence on the Start Date for any reason, you shall continue to be bound by the obligations set forth in paragraphs 2 and 6 of the Restrictive Covenant Agreement (as defined below).

11.
Conditions to Employment; Restrictive Covenant Agreement. As a condition of your employment, you are required to review and sign the Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit B (the “Restrictive Covenant Agreement”). By signing this Agreement, you acknowledge that the Company will suffer irreparable injury in the event you breach any of the covenants contained in the Restrictive Covenant Agreement, and agree that the Company shall be entitled to injunctive relief or a declaratory judgment from a court of competent jurisdiction, without the necessity of posting any bond or proof of damages, to restrain my breach the Restrictive Covenant Agreement (including any anticipated breach), in addition to any other available remedies, including the cessation, forfeiture, repayment or cancellation of any payment or benefit under the Severance Plan or the Talkspace, Inc. 2021 Incentive Award Plan or successor plan (including the cancellation of any outstanding vested or unvested equity-based awards for no consideration therefor), and the Company shall further be entitled to recover the reasonable costs and attorney’s fees incurred in seeking relief for any such breach.

You shall at all applicable times be bound by all other Company policies, including the Company’s Employee Handbook, Code of Business Conduct and Ethics, the Company’s Clawback Policy, and the Company’s Insider Trading Policy. You will also be required to complete applicable immigration, payroll and tax forms, and to provide documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986.

12.
“At-Will” Employment. Your employment with the Company is for no specified period and constitutes "at-will" employment in that it can be terminated with or without cause, and with or without notice, at any time, at the option of either the Company or yourself, except as otherwise provided by law. Similarly, nothing in this Agreement shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company other than your participation in the Severance Plan provided under Section 9.

13.
Entire Agreement. This Agreement, along with the Restrictive Covenant Agreement and the Severance Plan, set forth the terms of your employment with the Company and supersede any prior representations or agreements whether written or oral.

14.
Miscellaneous.

a.
The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflict of laws provisions thereof. Each party hereto hereby consents to the personal and exclusive jurisdiction and venue of the courts of the State of New York and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. By your acceptance of this Agreement, you agree to submit to the jurisdiction of such courts.

b.
You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this Agreement.

c.
This Agreement may only be amended or modified by written agreement signed by each of the parties hereto.

d.
The Company agrees to provide adequate directors and officers insurance coverage to you, and to defend and indemnify you in relation to any matters now pending or brought in the future against you, as a result of your acts or omissions relating to your employment with the Company or to your prior service as a Director of the Company. This duty includes the duty to provide and pay for counsel of your choosing.

If you agree with and accept the terms of this Agreement, please sign below and return this Agreement to me. We ask that you please return this Agreement within ten business days, otherwise this offer of employment will expire; however, if you need additional time to consider, please contact us. We look forward to having you join Talkspace.

Very truly yours,

/s/ Douglas Braunstein

Douglas Braunstein Chairman of the Board Talkspace Inc.

AGREED AND ACCEPTED BY:

/s/ Jon R. Cohen

Jon R. Cohen

Date: November 7, 2022